Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related Prospectus of Delta Air Lines, Inc. for the registration of $1,409,877,000 pass through certificates, Series 2007-1 and to the incorporation by reference therein of our reports dated February 13, 2008, with respect to the consolidated financial statements of Delta Air Lines, Inc. as of December 31, 2007 (Successor) and 2006 (Predecessor), and for the eight-month period ended December 31, 2007 (Successor), four-month period ended April 30, 2007 (Predecessor) and year ended December 31, 2006 (Predecessor), and the effectiveness of internal control over financial reporting of Delta Air Lines, Inc. as of December 31, 2007 (Successor), included in its Annual Report (Form 10-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Atlanta, Georgia
February 13, 2008